WINTHROP OPPORTUNITY FUNDS

                Action By Written Consent of
                    The Board of Trustees

     The undersigned, being all the Trustees of Winthrop Opportunity Funds, a Delaware business trust (the "Trust), hereby consent to the adoption of the following resolution and approve and adopt such resolution with the same force and effect as if it had been approved and adopted at a duly convened meeting of the Board of Trustees of the Trust and direct that this Action by Written Consent be filed with the minutes of proceedings of the Board of Trustees.

     WHEREAS, this Trust has been formed to carry on business as set forth in the Agreement and Declaration of Trust dated May 31, 1995 (the "Trust Agreement"); and

     WHEREAS, the Trustees believe it is in the best interest of the Trust and its shareholders to change the par value of the Shares of the Trust to $.001 per share; and

     WHEREAS, in accordance with the provisions set forth in
Section 11.3 (a) of the Trust Agreement, the Trustees are authorized to amend the Trust Agreement without the vote of shareholders if the amendment does not adversely affect the relative rights or preferences of any series or class; be it

     RESOLVED, that the Trustees hereby eliminate Section
6.1 of the Trust Agreement and restate it as follows:

       6.1 Beneficial Interest. The interest of the beneficiaries hereunder shall be divided into an unlimited number of transferable shares of beneficial interest, par value $.001 per share. All shares issued in accordance with the terms hereof, including, without limitation, Shares issued in connection with a dividend in Shares or a split of Shares, shall be fully paid and except as provided in the last sentence of Section 3.8, nonassessable when the consideration determined by the Trustees (if any) therefor shall have been received by the Trust.

Date:     February 11, 1997

/s/ G. Moffett Cochran
G. Moffett Cochran
Trustee

/s/ Robert E. Fischer
Robert E. Fischer
Trustee

/s/ Martin Jaffe
Martin Jaffe
Trustee

/s/ Wilmont H. Kidd, III
Wilmont H. Kidd III
Trustee



/s/ John W. Waller III
John W. Waller III
Trustee